Exhibit 99.1

American Financial Group Announces Record
Second Quarter and Six Month Core Net Operating Earnings

•	Book Value $26.48; increase of 23% since 2008 year end
•	Core Operating Earnings $1.01 per share for the quarter; $2.13 per share year to date
•	Asbestos and Environmental study results in minor reserve adjustment
•	Core earnings guidance increased to $3.80 - $4.10 per share

Cincinnati, Ohio - July 28, 2009 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported record net earnings attributable to shareholders of $127 million ($1.09 per share) for the 2009 second quarter, compared to $60 million ($.52 per share) reported in the 2008 second quarter.  The 2009 results reflect realized gains on investments, compared to realized losses in the prior period. Book value per share increased by $4.33 to $26.48 per share during the quarter as a result of earnings and significant improvement in unrealized losses on fixed maturity investments. Net earnings for the first six months of 2009 were a record $231 million ($1.98 per share) compared to $136 million ($1.16 per share) for the same period a year ago.

Record second quarter core net operating earnings of $117 million ($1.01 per share) were up 5% percent from the comparable period a year earlier. Improved underwriting results in the specialty property and casualty insurance ("P&C") operations and higher investment income were offset somewhat by lower results in the annuity and supplemental insurance group. Annualized core operating return on equity was 18%.

AFG's net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles ("GAAP"), include certain items that may not be indicative of its ongoing core operations.  The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Components of net earnings attributable to shareholders:
Core net operating earnings (a)	$117	$111	$248	$239

Significant A&E charges	-	(10)	-	(10)
Realized investment gains (losses)	10	(41)	(17)	(93)

Net earnings attributable to shareholders	$127	$60	$231	$136

Components of EPS:
Core net operating earnings	$1.01	$.96	$2.13	$2.05

Significant A&E charges	-	(.09)	-	(.09)
Realized investment gains (losses)	.08	(.35)	(.15)	(.80)

Diluted EPS	$1.09	$.52	$1.98	$1.16

Footnotes are contained in the accompanying Notes To Financial Schedules at the end of this release.

Carl Lindner III and Craig Lindner, AFG's Co-Chief Executive Officers, issued this statement: "In the face of the continuing challenges in our economy, AFG's strong operating results in 2009 reflect the successful execution of our specialization strategy.  Our insurance professionals understand that patience and adherence to underwriting discipline are essential to producing profitable business, especially in this environment.  Most of our P&C business segments achieved excellent underwriting profit and we have benefited from the favorable effect of wider spreads in our annuity business.  Our previously announced asbestos and environmental ("A&E") study was completed during the quarter and we are pleased that only minor reserve adjustments were necessary.

"Improvements in market conditions have also resulted in a substantial reduction in unrealized losses on AFG's fixed maturity investments.  As a result of this improvement and continuing strong earnings, our shareholders' equity grew by $577 million since the end of 2008.  Market conditions continued to improve subsequent to June 30 and we are hopeful that this strengthening will continue.  Our balance sheet and liquidity position remain very strong.  During the second quarter, we successfully completed a $350 million 10-year debt offering, which strengthens our overall capital position. Our financial leverage and capital in our insurance businesses are at levels that fully support our operations and are consistent with our commitments to our rating agencies.

"Because of our strong second quarter results, we have increased our core net operating earnings guidance for 2009 to be between $3.80 and $4.10 per share, up from $3.75 to $4.05 per share.  These expected results exclude the potential for significant catastrophe and crop losses, significant adjustments to asbestos and environmental reserves, and large gains or losses from asset sales."

P&C Core Results

The P&C specialty insurance operations generated an underwriting profit of $112 million in the 2009 second quarter, 49% higher than the prior year period.  The combined ratio for the 2009 second quarter was 82% compared to 88% in the 2008 period.  Results for the second quarter include $39 million (6 points) in favorable reserve development from our run-off automotive residual value insurance ("RVI") operations in addition to $42 million (7 points) of other favorable development.  Favorable reserve development in the second quarter of 2008 was $70 million (11 points).  In addition, catastrophe losses in the second quarter of 2009 were $11 million (2 points), compared with $25 million (4 points) for the 2008 second quarter.  Overall average renewal rates in the first half of 2009 were flat when compared with the same prior year period.  Underwriting profit of the P&C specialty insurance operations for the first six months of 2009 was $217 million, 11% higher than the 2008 period.  Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation group reported combined ratios of 88% and 83%, respectively, for the second quarter and first half of 2009.  The improvement in the combined ratios compared to the same 2008 periods was primarily due to lower catastrophe losses.  Results for the second quarter and first half of 2009 included $8 million (4 points) and $9 million (2 points), respectively, of catastrophe losses compared to $21 million (10 points) and $24 million (5 points) for the same 2008 periods.  Net written premiums for the 2009 second quarter and first six months were impacted by an increase in crop business ceded under a reinsurance agreement as well as volume reductions and soft market conditions in the property and inland marine and transportation operations.  Excluding crop, 2009 net written premiums for this group decreased 10% for both the quarter and first six months, respectively, when compared to the prior year periods.

The Specialty Casualty group's combined ratios for the second quarter and first half of 2009 were 81% and 79%, respectively, compared to 78% and 77% in the comparable 2008 periods.  The group's results for the second quarter and first half of 2009 included lower levels of favorable reserve development.  Many of the businesses in this group continued to generate excellent underwriting profitability but at a lower level due to significantly reduced premiums.  Declines in gross and net written premiums for the second quarter and first half of 2009 were attributed primarily to lower general liability premiums resulting from the softening in the homebuilders market and excess and surplus lines.  These declines were partially offset by additional premium growth from Marketform, a majority-owned Lloyds insurer that was acquired in January 2008 and has served as a platform to expand overseas distribution in several product lines.

The Specialty Financial group reported underwriting income of $54 million in the second quarter of 2009, compared to $5 million in 2008's second quarter.  Favorable trends in used car sales prices benefited results in our RVI operations.  Our remaining RVI reserves relate to domestic and Canadian RVI contracts.  The majority of the domestic leases will terminate by the end of the third quarter.  Our remaining $52 million of Canadian RVI reserves relate to leases that terminate through the end of 2010.  Year to date underwriting income for the Specialty Financial group was $67 million, up from $22 million in the comparable 2008 period.  Gross and net written premiums were down in the three and six month periods, as a decision to exit certain automotive-related lines of business dampened volumes.  Growth in the Fidelity and Crime and Financial Institutions businesses partially offset these declines.

The California Workers' Compensation business posted small underwriting losses in both the second quarter and first six months of 2009, compared to underwriting profits of $13 million and $23 million in comparable periods in 2008.  Combined ratios were 101% and 100%, for the second quarter and first six months, respectively, compared to 75% and 78% in the 2008 periods, respectively.  These increases were driven primarily by a competitive pricing environment, the potential adverse impact of a disability claim ruling and lower favorable development.  Gross and net premiums decreased in large measure due to the rate reductions in traditional workers' compensation business in California and reductions in employer payrolls.  Our Republic Indemnity subsidiary filed for rate increases that resulted in a blended premium rate increase of 8%, effective July 1, 2009.  Renewal rates for our California workers compensation business decreased approximately 1% through the first half of 2009; however, we are encouraged by indications that we are achieving in excess of 6% rate increases during the month of July.

Carl Lindner III stated: "Our overall Specialty P&C underwriting results were excellent for the second quarter and first six months of 2009.  We continue to experience favorable reserve development in many of our operations, which highlights our disciplined underwriting and continued focus on price adequacy.  We recognize that accident year results have deteriorated due to the softer market but, as a result of our disciplined pricing, we continue to produce returns in the mid-teens. The diversification in our specialty insurance portfolio has served us well as we navigate through a soft market cycle and various aspects of an economic turndown.  Our 2009 gross and net written premiums are lower than 2008 levels, which is in line with our expectations.  In addition, we are scaling our business growth based on our ability to achieve adequate pricing.  I believe we are well positioned to continue our underwriting track record of outperforming the commercial P&C insurance industry."

Annuity and Supplemental Insurance Core Results

The Annuity and Supplemental Insurance Group generated core operating earnings before income taxes of $41 million for the 2009 second quarter, compared to $45 million in the 2008 period.  The decrease was primarily due to lower earnings in our supplemental insurance operations. Core operating earnings before income taxes for the first half of 2009 were $81 million, compared to $71 million in the same 2008 period.

Statutory premiums of $512 million and $885 million in the 2009 second quarter and first six months were 20% and 14% lower, respectively,  than the comparable periods in 2008.  These results reflect lower sales of indexed annuities in the single premium market. This reduction in premium is consistent with our plan and reflects our disciplined pricing in this difficult economy.

AFG's annuity liabilities remain very stable.  AFG continues to experience very strong persistency in its annuity businesses due to the two-tier nature and other surrender protection features in certain of its annuity products.

A&E Reserve Charge

During the second quarter, AFG completed the previously announced comprehensive study of its asbestos and environmental exposures relating to the run-off operations of its P&C group and its exposures related to former railroad and manufacturing operations and sites.  We have completed similar studies with the assistance of outside actuaries and specialty outside counsel every two years with an in-depth internal study during the intervening years.  We are pleased to report that this year's study resulted in minor adjustments to our reserves.  During the course of this year's study, there were no newly identified emerging trends or issues that management believes significantly impact the overall adequacy of AFG's A&E reserves.

At June 30, 2009, AFG's three year survival ratio was 10.7 times paid losses for asbestos reserves and 9.9 times paid losses for total A&E reserves.  These ratios compare favorably with industry data published by Conning Research and Consulting, Inc. in June 2009, which indicate that A&E survival ratios were 8.1 for asbestos reserves and 7.6 for total industry A&E reserves at December 31, 2008.

Investments

 AFG's 2009 second quarter net realized gains of $10 million after-tax include the offsetting effect of charges of $32 million for other than temporary impairments on investments.

Improvements in market conditions, particularly with respect to residential mortgage-backed securities and corporate fixed income securities, have led to an improvement in after-tax unrealized losses on investments of $372 million or $3.21 per share during the quarter ended June 30, 2009.  Our portfolio continues to be high quality, with 92% of our fixed maturity portfolio rated investment grade.

As we examine our investment portfolio, we continue to believe that there are strong fundamentals in place across our investments and that our investment strategy will enable us to realize the underlying values of those investments.  As of June 30, available liquidity (primarily bank line of credit, cash and investments) at the parent company was in excess of $400 million.

More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $25 billion.  Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.  Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.  Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including but not limited to: changes in financial, political and economic conditions, including changes in interest rates and extended economic recessions or expansions; performance of securities markets; our ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market, especially in the subprime and Alt-A sectors;  new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in our investment portfolio, including mortgage-backed securities; the availability of capital; regulatory actions; changes in legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including the ability to obtain adequate rates; changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release.  The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss 2009 second quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, July 29, 2009.  Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial-in 706-758-4386).  The conference ID for the live call is 18189726. Please dial in five to ten minutes prior to the scheduled start time of the call.  A replay of the call will also be available at approximately 1:30 p.m. (ET) on July 29, 2009 until 11:59 p.m. on August 5, 2009.  To listen to the replay, dial 1-800-642-1687 (international dial-in 706-645-9291) and provide the conference ID 18189726.

The conference call will also be broadcast over the Internet.  To listen to the call, go to the Investor Relations page on AFG's website, www.AFGinc.com, and follow the instructions at the Webcast link.  An archived webcast will be available immediately after the call via a link on the Investor Relations page until August 5, 2009 at 11:59 pm (EDT).  An archived audio MP3 file will also be available within 24 hours of the call.

Contact:	Diane P. Weidner
Asst. Vice President - Investor Relations
(513) 369-5713

Web Sites:	www.AFGinc.com
www.GreatAmericanInsurance.com

-o0o-

(Financial summaries follow)

This earnings release and additional Financial and Investment Supplements are available in the Investor Relations section of AFG's web site: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS
(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues
P&C insurance premiums	$612	$619	$1,187	$1,254
Life, accident & health premiums	110	108	219	217
Investment income	299	271	599	537
Realized investment gains (losses)	15	(63)	(26)	(143)
Other income	60	82	123	154
	1,096	1,017	2,102	2,019
Costs and expenses
P&C insurance losses & expenses	504	554	975	1,067
Annuity, life, accident & health benefits & expenses	240	222	491	454
Interest & other financing expenses	13	17	29	36
Other expenses	133	124	233	236
	890	917	1,728	1,793
Operating earnings before income taxes	206	100	374	226
Provision for income taxes	74	37	132	82

Net earnings including noncontrolling interests	132	63	242	144
Less: Net earnings attributable to noncontrolling interests	(5)	(3)	(11)	(8)

Net earnings attributable to shareholders	$127	$60	$231	$136

Diluted Earnings per Common Share	$1.09	$.52	$1.98	$1.16

Average number of Diluted Shares	116.5	116.3	116.5	116.9

Selected Balance Sheet Data:	June 30, 2009	December 31, 2008
Total Cash and Investments	$17,949	$16,871
Long-term Debt, Including Payable to Subsidiary Trusts	$915	$1,030
Shareholders' Equity	$3,067	$2,490
Shareholders' Equity (Excluding unrealized gains (losses) on fixed maturities)	$3,489	$3,210
Book Value Per Share	$26.48	$21.54
Book Value Per Share (Excluding unrealized gains (losses) on fixed maturities)	$30.12	$27.77
Common Shares Outstanding	115.8	115.6

AMERICAN FINANCIAL GROUP, INC.
P&C SPECIALTY GROUP UNDERWRITING RESULTS
(In Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2009	2008		2009	2008

Gross written premiums	$850	$955	(11%)	$1,668	$1,813	(8%)

Net written premiums	$589	$661	(11%)	$1,174	$1,319	(11%)

Ratios (GAAP):
Loss & LAE ratio	45%	54%		46%	50%
Expense ratio	37%	34%		36%	34%

Combined Ratio(Excluding A&E)	82%	88%		82%	84%

Total Combined Ratio	82%	90%		82%	85%

Supplemental:
Gross Written Premiums:
Property & Transportation	$361	$425	(15%)	$677	$743	(9%)
Specialty Casualty	310	321	(3%)	624	660	(5%)
Specialty Financial	137	154	(11%)	272	290	(6%)
California Workers' Compensation	42	54	(21%)	97	122	(20%)
Other	-	1	-	(2)	(2)	-
	$850	$955	(11%)	$1,668	$1,813	(8%)

Net Written Premiums:
Property & Transportation	$224	$261	(14%)	$426	$508	(16%)
Specialty Casualty	197	204	(4%)	397	426	(7%)
Specialty Financial	114	128	(11%)	233	239	(2%)
California Workers' Compensation	36	49	(26%)	84	112	(25%)
Other	18	19	-	34	34	-
	$589	$661	(11%)	$1,174	$1,319	(11%)

Combined Ratio (GAAP):
Property & Transportation	88%	94%		83%	89%
Specialty Casualty	81%	78%		79%	77%
Specialty Financial	59%	96%		74%	91%
California Workers' Compensation	101%	75%		100%	78%

Aggregate Specialty Group	82%	88%		82%	84%

Supplemental Notes:
1.
Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

2.	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability and customized programs for small to mid-sized businesses.
3.
Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

4.	California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
5.	Other includes primarily an internal reinsurance facility.

AMERICAN FINANCIAL GROUP, INC.
ANNUITY & SUPPLEMENTAL INSURANCE GROUP
STATUTORY PREMIUMS
(In Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2009	2008		2009	2008

Retirement annuity premiums:
Fixed annuities	$128	$157	(18%)	$220	$248	(11%)
Bank annuities	133	153	(13%)	151	153	(1%)
Indexed annuities	117	199	(41%)	247	372	(34%)
Variable annuities	25	21	19%	51	44	16%
	403	530		669	817

Supplemental insurance	97	96	1%	192	191	1%
Life insurance	12	14	(14%)	24	26	(8%)

Total statutory premiums	$512	$640	(20%)	$885	$1,034	(14%)

AMERICAN FINANCIAL GROUP, INC.
Notes To Financial Schedules

GAAP to Non GAAP Reconciliation:

a)      Components of core net operating earnings:

In millions	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

P&C operating earnings	$185	$155	$373	$357

Annuity & supplemental insurance operating earnings	41	45	81	71

Interest & other corporate expense	(40)	(25)	(64)	(52)

Core operating earnings before income taxes	186	175	390	376
Related income taxes	69	64	142	137

Core net operating earnings	$117	$111	$248	$239